EXHIBIT 4.25

AMENDMENT NUMBER 1 TO

INDEPENDENT DIRECTOR

AGREEMENT

THIS AMENDMENT TO INDEPENDENT DIRECTOR AGREEMENT (the “Amendment”) is made and entered into this 25th day of April, 2022, by and between Infobird Co., Ltd, a company incorporated under the laws of the Cayman Islands (the “Company”) and Xuan Li, an individual (the “Director”).

WHEREAS, the Company and the Director entered into an Independent Director Agreement, dated as of June 12, 2020 (the “Agreement”); and

WHEREAS, the Company and Director now wish to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Director hereby agree as follows:

1.	Section 2 of the Agreement is hereby replaced in its entirety with the following:

Compensation. In recognition of the services to be provided by the Director, the Company agrees to pay to the Director an annual cash fee of $20,000 payable annually on May 1st (the “Compensation”). In the event that the Director serves less than twelve consecutive months as a member of the Board, the Company shall only be obligated to pay the pro rata portion of the Compensation to the Director for services performed during such year.

2.	In all other respects, the terms of the Agreement remain unchanged and in full force and effect.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

[Signature Page Follows]

INFOBIRD CO., LTD

By: /s/ Yimin Wu
Name: Yimin Wu
Title: Chief Executive Officer and Chairman of the Board of Directors

DIRECTOR:

/s/ Xuan Li
Name: Xuan Li